EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
AUGUST 1, 2008		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS SECOND QUARTER 2008 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GM-PFBI), a $734 million community bank holding company with seven bank subsidiaries, announced its financial results for the second quarter of 2008.  Premier realized income of $1,930,000 during the quarter ending June 30, 2008, a 7.8% increase over the $1,790,000 of net income reported for the second quarter of 2007.  On a per share basis, Premier earned $0.32 during the second quarter of 2008, compared to $0.34 per share earned during the second quarter of 2007.  The increase in net income in 2008 was primarily the result of a 16.2% increase in net interest income, a 32.0% increase in non-interest income, partially offset by a 21.3% increase in non-interest expense and a $255,000 increase in the provision for loan losses.  These increases in 2008 reflect the acquisition of two banks during the second quarter.  Their operations are included in the operating results of Premier only after the date of acquisition, April 30, 2008.  For the first half of 2008 Premier has realized net income of $3,704,000 (66 cents per share), a 3.6% increase over the $3,576,000 (68 cents per share) earned during the first half of 2007.

President and CEO Robert W. Walker commented, “We are pleased to have completed the acquisitions of Traders and Citizens First banks.  In a time when the nation’s largest banks are shrinking, Premier’s franchise is growing.  The additional earnings (and potential for greater earnings) of Traders and Citizens First are already contributing to the profitability of Premier.  As a result, we increased our quarterly dividend 10% to $0.11 per share beginning with the dividend paid on June 30, 2008.  We look forward to converting the banks to our data processing provider and assimilating their operations into the Premier way of community banking.”

Net interest income for the quarter ending June 30, 2008 totaled $6.449 million, compared to $5.551 million of net interest income earned in the second quarter of 2007 and $5.594 million earned in the first quarter of 2008.  When compared to the second quarter of 2007, net interest income increased 19.3% as a result of the addition of Traders and Citizens First banks partially offset by a 3.1% decrease in net interest income of Premier’s other five banks.  Total interest income in the second quarter of 2008 increased by $721,000 or 8.3% when compared to the second quarter of 2007, as a $542,000 or 8.0% increase in interest income on loans and a $502,000 or 35.5% increase in interest income on investments was partially offset by a decrease in interest income on federal funds sold, down $323,000 or 59.3%.  Total interest expense in the second quarter of 2008 decreased by $177,000 or 5.6% when compared to the second quarter of 2007, as interest on deposits decreased by $37,000 or 1.3%, interest on repurchase agreements decreased by $33,000 or 38.4%, and interest on other borrowings decreased by $104,000 or 49.3%.  The 15.3% increase in net interest income, when compared to the first quarter of 2008, is primarily due to the addition of Traders and Citizens First banks.  Total interest income in the second quarter of 2008 increased by $1,006,000 or 11.9% when compared to the first quarter of 2008, as a $743,000 or 11.3% increase in interest income on loans and a $349,000 or 22.3% increase in interest income on investments was partially offset by a decrease in interest income on federal funds sold, down $90,000 or 30.4%.  These increases in interest income were partially offset by a $151,000 or 5.3% increase in total interest expense, primarily due to an increase in interest expense on deposit accounts.

In addition to the increase in net interest income from the acquisitions of Traders and Citizens First banks, there was an increase in net overhead costs.  Net overhead costs for the quarter ending June 30, 2008 totaled $3.545 million, which included $150,000 of non-recurring income. This compares to $3.022 million in the second quarter of 2007, and $3.056 million in the first quarter of 2008.  Excluding the non-recurring income and $635,000 of net overhead costs generated directly by the Traders and Citizens First banks, second quarter 2008 net overhead was 1.3% higher than the second quarter of 2007, largely due to increased professional fees and outside data processing costs.  These increases in net overhead more than offset decreases in taxes not on income, OREO expenses and other operating expenses, plus an increase in electronic banking revenue.  When compared to the first quarter of 2008, second quarter 2008 net overhead (excluding the non-recurring income and the overhead costs of Traders and Citizens First banks) was relatively unchanged.  Increases in deposit service charges, overdraft fee income and electronic banking income plus the benefit of lower salary and benefit costs, lower data processing costs and lower taxes not on income were offset by higher professional fees, supplies expense, OREO expenses and other operating expenses as well as reduced revenue from secondary market mortgage sales and other income.

During the quarter ending June 30, 2008, Premier recorded $91,000 of provisions to the allowance for loan losses compared to $164,000 of negative provisions made during the same period of 2007 and $135,000 of negative provisions in the first quarter of 2008.  Premier recorded a positive provision for loan losses in the second quarter of 2008 largely due to loan growth with an offset resulting from loan recoveries.  Negative provisions to the allowance for loan losses were recorded in the second quarter of 2007 and first quarter of 2008 primarily as a result of loan loss recoveries and payments on loans previously identified as having significant credit risk at Premier’s subsidiary, Farmers Deposit Bank.  Future provisions to the allowance for loan losses, positive or negative, will depend on any future improvement or deterioration in estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.  As a percent of total loans outstanding, the allowance for loan losses at June 30, 2008 increased slightly to 1.94% compared to 1.91% at March 31, 2008 and 1.87% at year-end 2007.

Total assets as of June 30, 2008 of $734 million were up $185 million or 33.7% from the $549 million of total assets at year-end 2007.  The significant increase in total assets is largely due to the $180 million of assets acquired via the purchase of Traders and Citizens First banks.  The remaining a $5.0 million increase is largely due to a $13.3 million increase in total deposits and repurchase agreements since year-end.  These funds have been used to increase loans, up $7.6 million or 2.2% since year-end and securities available-for-sale, up $6.6 million or 5.3% since year-end.  Partially offsetting the increase in loans and investments was a $7.0 million decrease in federal funds sold as funds were used to satisfy the cash portion of the merger consideration of Citizens First.  Shareholders’ equity of $84.1 million equaled 11.5% of total assets at June 30, 2008, which compares to shareholders’ equity of $67.4 million or 12.3% of total assets at December 31, 2007.  The increase in shareholders’ equity was due to the $3.7 million of net income in the first six months of 2008 plus the capital issued to purchase Traders and Citizens First.  These increases were partially offset by dividend payments to shareholders and a $1,370,000 increase in net unrealized loss in the investment portfolio since year-end.  Premier invests in high quality debt securities of the U.S. Government and its agencies and fully expects to receive the face value of these securities upon their maturity.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the period ending June 30, 2008.

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Six Months Ended
	June 30	June 30	June 30	June 30
	2008	2007	2008	2007
Interest Income	9,433	8,712	17,860	17,324
Interest Expense	2,984	3,161	5,817	6,262
Net Interest Income	6,449	5,551	12,043	11,062
Provision for Loan Losses	91	(164)	(44)	(128)
Net Interest Income after Provision	6,358	5,715	12,087	11,190
Non-Interest Income	1,459	1,105	2,525	2,351
Securities Transactions	93	-	93	-
Non-Interest Expenses	5,004	4,127	9,126	8,275
Income Before Taxes	2,906	2,693	5,579	5,266
Income Taxes	976	903	1,875	1,690
NET INCOME	1,930	1,790	3,704	3,576

EARNINGS PER SHARE	0.32	0.34	0.66	0.68
Dividends per share	0.11	0.10	0.21	0.20

Charge-offs	186	64	265	324
Recoveries	137	292	261	431
Net charge-offs (recoveries)	49	(228)	4	(107)

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	June 30	December 31
	2008	2007
ASSETS
Cash and Due From Banks	24,568	22,365
Federal Funds Sold	35,843	32,035
Securities Available for Sale	175,603	124,242
Loans Held for Sale	2,969	1,891
Loans (net)	443,077	340,073
Other Real Estate Owned	688	174
Other Assets	24,351	12,659
Goodwill and Other Intangibles	30,207	15,816
TOTAL ASSETS	734,337	549,255

LIABILITIES & EQUITY
Deposits	600,069	449,033
Fed Funds/Repurchase Agreements	24,006	12,856
FHLB Advances	4,752	4,843
Other Borrowings	16,337	8,412
Other Liabilities	5,082	6,709
TOTAL LIABILITIES	650,246	481,866
Stockholders’ Equity	84,091	67,389
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	734,337	549,255

TOTAL BOOK VALUE PER SHARE	13.15	12.87

Non-Accrual Loans	5,109	3,157
Loans 90 Days Past Due and Still Accruing	525	987